Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in Amendment No. 1 to Registration Statement on Form 10 of our report dated April 30, 2025, of LEEF Brands, Inc. relating to the audits of the consolidated financial statements as of December 31, 2024 and 2023 and for the periods then ended and the reference to our firm under the caption “Experts” in the Registration Statement.

/s/ M&K CPA’s, PLLC
The Woodlands, TX
March 25, 2026